Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Logistic Properties of the Americas

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	Rule 457(c)	27,902,000(2)	$10.75(3)	$299,946,500	0.0001476	$44,272.10
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				—	$299,946,500	—	$44,272.10
	Total Fees Previously Paid				—		—	—
	Total Fee Offsets				—		—	—
	Net Fee Due				—	$299,946,500	—	$44,272.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents the following shares that are being registered for resale: (i) 1,500,000 Ordinary Shares held by Guadalupe Assets Inc. who purchased TWOA Class A ordinary shares in a private placement consummated in connection with the business combination (the “Business Combination”), which shares were converted into ordinary shares on a one-for-one basis as part of the Business Combination, (ii) 25,408,240 Ordinary Shares issued to JREP I Logistics Acquisition, LP and 903,760 Ordinary Shares issued to Latam Logistic Equity Partners, LLC. in connection with the Business Combination, and (iii) 90,000 Ordinary Shares issued to Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC in a private placement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($11.09) and low ($10.41) prices of the Ordinary Shares on New York Stock Exchange American on August 27, 2024.